Investor Letter 1Q 2024 May 2, 2024 Exhibit 99.2

Investors, Customers, and Employees – May 2, 2024 Today’s results reflect BigBear.ai’s steady progress in the first quarter of 2024 as we continue to operationalize AI at the edge for our customers in National Security, Digital Identity, and Supply Chain Management. These results also mark the first partially combined quarter including one month from our acquisition of Pangiam on February 29, 2024. I am proud of the positive momentum and spirit within the business – driven by a relentless focus on delivering our solutions in operational readiness, autonomy at the edge, contested logistics, modeling & simulation, and digital identity for our customers. Every BigBear.ai employee works hard to deliver & support solutions tailored specifically to our clients' needs. It is our trusted reputation and customer-centric way-of-working that we believe will see BigBear.ai achieve consistent long-term success. We are reaffirming our guidance on revenue for 2024, expecting between $195 million and $215 million. Revenue in the first quarter of 2024 was $33.1 million against $42.2 million in 2023. As we shared in 2023, we exited the Air Force EPASS program last year aligned with our ongoing focus to pursue technology-led solutions. In addition, we saw a commercial customer bankruptcy in April 2023. These resulted in a $6.8 million reduction and $1.5 million reduction, respectively, in the first quarter 2024 relative to the comparable period. We also saw several contract award delays in the first quarter of 2024 due to the continuing resolutions. When looking at our results it's important to remember that the nature of our business means that revenue in individual quarters can vary significantly, and we are expecting revenues this year to be heavily weighted towards the second half. Those that understand our business well appreciate that our revenues can be lumpy as we set up for scale and focus on the quality of our service delivery for new clients and partners. This approach is what counts for us as a business in the long term. This quarter, we have also seen several important client wins, including: • U.S. Army G-3/5/7's $8.3 million extension to BigBear.ai to continue to lead the sustainment and modernization of mission critical force generation and analytics capabilities. • Metropolitan Washington Airports Authority awarded BigBear.ai a contract for the implementation of veriScan at 127 gates across Ronald Reagan Washington National Airport (DCA) and Washington Dulles International Airport (IAD). • Denver International Airport awarded BigBear.ai a contract for the deployment of veriScan for Biometric International Exit (BIE) — facial recognition for identity verification at passenger boarding of international flights from the U.S. • BigBear.ai was awarded a contract with a key port authority in Canada to deploy a biometric-enabled passenger processing application for entry into the U.S. Page 1 Letter from the CEO

Letter from the CEO • Melbourne Airport in Australia awarded BigBear.ai a trial contract for Project Dartmouth, our AI/ML threat detection capability, to assist officers in detecting prohibited items in carry-on baggage. Additionally, BigBear.ai was designated as an "Awardable" vendor for the Chief Digital and Artificial Intelligence Office's (CDAO) Tradewinds Solutions Marketplace. Five of our solutions have been added to the Marketplace and are available to support critical missions across the Department of Defense (DoD): • Arcas: Our computer vision-powered situational awareness platform that processes video streams and datasets at the edge to detect anomalies, predict events, and deliver real- time insights. • Aurora: Streamlines the traditional two-year military resource alignment process to under a month, combining advanced modeling and authoritative DoD data to create real-time, resource-informed military strategies. • ConductorOS: Our sensor, data, and artificial intelligence orchestration platform, enhancing data interoperability and inference at the edge with near-zero latency, optimized for low/no bandwidth environments. • Observe: Our data collection and curation platform that transforms vast amounts of publicly available data into actionable intelligence, enabling unique global situational analysis needs. • VANE: Our Virtual Anticipation Network contriving clarity from "dirty data" in multi- domain environments for military and government applications; processing billions of data points measured against unique plans to anticipate reactions. We've also launched a partnership with Spinnaker SCA, a supply chain-focused consulting firm, to further bolster consulting services for manufacturing and warehouse operations. By combining BigBear.ai's ProModel software with Spinnaker SCA's consulting expertise, our supply chain, manufacturing and warehousing clients will benefit from strategic guidance, simulation-based validation of changes, and data-driven optimization. These are just a few examples of strengthened customer trust, new partnerships, and indications that our investments in these capabilities over recent years are paying off. Our solutions are core building blocks for our clients - helping to provide clarity for their most complex decisions. Our current cash position is solid with the influx of cash from warrants that were exercised in the first quarter of this year. We closed the quarter with a cash balance of approximately $81 million. These cash reserves bolster our foundation and support where we want to be as a business today. This additional liquidity also gives us time as we continue to manage the business and integrate Pangiam. Our focus on cost management is evidenced by our Adjusted EBITDA result of ($1.6) million in the first quarter of 2024, which included a month of Pangiam results despite certain top-line headwinds as described above. The technology world, especially the machine learning and artificial intelligence world, is heavily populated by businesses that are short on stamina. We are playing for the long term, Page 2

Letter from the CEO focused on the importance of delivering steady momentum on multiple fronts, and making deliberate choices for how we grow. The integration of Pangiam is going well and we are already seeing improved operational efficiencies, along with opportunities for bettering our service to clients. Growth synergies will continue to unlock in 2024 and start to bear fruit in 2025 and beyond. I am also happy to report that the quality of the due-diligence work that was done prior to the acquisition is contributing to the efficiency with which we are integrating the businesses. The diligence work was demanding, and the team yet again showed what we are capable of when we focus. This is how we work, and how we will always strive to work. Once again, I would like to thank our shareholders for their trust in BigBear.ai. That trust enables our senior leadership to focus on delivery and high-quality execution, without the constant distractions that plague some other smaller quoted businesses. There are two accounting matters in this quarter’s results which are worthy of brief further explanation. The results include one month’s contribution from Pangiam - from close of the deal, to the close of the quarter - and a ‘goodwill impairment charge’ in the accounts of approximately $85 million. This ‘goodwill impairment charge’ occurred as we agreed to purchase Pangiam with stock on November 6, 2023, for $70 million with an agreed-upon stock price of about $1.34 per share; and when the deal closed on February 29, 2024, our stock closed at $3.36 per share. The charge is being recorded to properly value Pangiam in accordance with U.S. GAAP accounting standards. There has been no change in the estimated business value or projections that we have previously shared. As we look to the rest of the year, we know challenges will remain in two key areas. First, the implementation of a number of our digital identity sales is dependent on local regulatory structures and approvals. Our customers are keen to implement, and our products are exceptional, however, these regulatory approvals are largely beyond our, and their, control. The second challenge will be our ability to secure new contracts from the U.S. Government given the broader geopolitical climate and ongoing government funding headwinds for artificial intelligence and machine learning. Our designation as an "Awardable" vendor on Tradewinds is an example of how we are continuing to stay nimble as the government acquisition landscape evolves. The ‘AI world’ continues to create a lot of noise in the broader marketplace. As a company focused on delivering real, operational solutions for our customers, we believe that this volatility will stabilize over time. We know why we are here and why it matters, and our focus on steady momentum and long-term sustainability is why we'll be here for the long haul. Execution is everything. Thank you again to you all for your support, I look forward to catching up with you all soon... Warm regards, Mandy Long CEO, BigBear.ai Page 3

Total SG&A expenses lower by $3.5M and 17% YoY in Q1 2024 including Pangiam acquisition vs Q1 2023  Q1 2024 Recurring* SG&A down 35% including Pangiam from Q2 2022 for $30M annualized run rate $27.0 Total Adjusted EBITDA* of ($1.6M) in Q1 2024 including combined Pangiam business compared to ($3.8M) in Q1 2023  40% improvement in Breakeven Revenue at $38.7M compared to Q2 2022 at $65M  $2.2M YoY improvement in Adj EBITDA on ($9.1M) in lower revenues Page 4 $21.0 $16.5 $16.1 $15.3 $13.1 $12.3 $12.3 $13.6 Q2 22 Q3 22 Q4 22 Q1 23 Q2 23 Q3 2023 Q4 2023 Q1 2024 SG&A reduced by 37% since Q2 2022 Recurring SG&A SG&A Stock-Based Comp SG&A Non-Recurring Integration Non-Recurring Litigation Bad Debt Expense Q1 2024 Financial Highlights $20.2 $15.6 $20.4 $16.9 $15.5 $18.2 $16.9 ($7.7) ($3.9) ($2.5) ($3.8) ($3.2) $0.2 $3.7 ($1.6) $37.6 $40.7 $40.4 $42.2 $38.5 $34.0 $40.6 $33.1 $65.0 $53.6 $48.4 $56.6 $50.4 $33.4 $30.4 $38.7 (10.0) - 10.0 20.0 30.0 40.0 50.0 60.0 70.0 (10.0) (5.0) - 5.0 10.0 15.0 20.0 Q2 2022 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Re ve nu e Ad ju st ed E BI TD A Significant Reduction in Breakeven Revenue to Achieve Breakeven Adjusted EBITDA due to Improved Cost Structure Adjusted EBITDA Actual Revenue Revenue to achieve Breakeven Adj EBITDA

U.S. Army G-3/5/7 $8.3 Million Extension The U.S. Army G-3/5/7 recently provided an $8.3 million extension to BigBear.ai to continue to lead the sustainment and modernization of mission critical force generation and analytics capabilities. This commitment, along with the previous GFIM-OE extension, demonstrates BBAI's position as the leader in providing critical enterprise IT capabilities to the U.S. Army. Page 5 Momentum Metropolitan Washington Airports Authority (MWAA) Following the release of a competitive solicitation for Biometric International Exit at Ronald Reagan Washington National Airport (DCA) and Washington Dulles International Airport (IAD), MWAA selected and awarded Pangiam, a BigBear.ai company, a contract for the provision of veriScan at 127 gates. Denver International Airport DEN recently awarded a contract to Pangiam, a BigBear.ai Company, for the deployment of veriScan to facilitate passenger processing for Biometric International Exit. The initial scope of work includes hardware, software, and services at 24 gates. Tradewinds 'Awardable' Status: ConductorOS and AURORA BigBear.ai announced it has been designated as an “Awardable” vendor for the Chief Digital and Artificial Intelligence Office’s (CDAO) Tradewinds Solutions Marketplace. Five of the company’s products, including Sensor, Data and AI Orchestration (ConductorOS), Time-Series Forecasting (VANE), Contested Logistics Planning (AURORA), Maritime Domain Awareness (Arcas), and Publicly Available Data Curation (Observe) have been added to the Marketplace. Achieving ‘Awardable’ on the DoD’s Tradewinds enables acceleration of the procurement process of these technologies across the DoD. Project Dartmouth in Australia BigBear.ai has signed an agreement with Melbourne Airport in Australia to trial Project Dartmouth, our AI/ML threat detection capability, to assist officers in detecting prohibited items in carry-on baggage. This is BigBear.ai’s first Project Dartmouth trial in Australia — an exciting partnership to help inform considerations for deploying such capabilities at scale in the future. Linkware + veriScan in Canada BigBear.ai’s Pangiam was awarded a contract with a key port authority in Canada to deploy a biometric-enabled passenger processing application for entry into the U.S. This brings BigBear.ai’s existing Linkware and veriScan offerings into a new space, with the aim of replicating and scaling across multiple locations. Supply Chain Consulting Teaming Agreement BigBear.ai formed a teaming agreement with Spinnaker SCA, a supply chain-focused consulting firm, to further bolster consulting services for manufacturing and warehouse operations. By combining BigBear.ai's ProModel® simulation software with Spinnaker SCA's consulting expertise, our supply chain, manufacturing, and warehousing clients will benefit from strategic guidance, simulation-based validation of changes, and data-driven optimization to reduce costs, increase efficiency, and achieve faster time to value.

Forward-Looking Statements This presentation contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our industry, future events, and other statements that are not historical facts. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. These forward-looking statements are subject to a number of risks and uncertainties, including those relating to: changes in domestic and foreign business, market, financial, political, and legal conditions; the uncertainty of projected financial information; delays caused by factors outside of our control, including changes in fiscal or contracting policies or decreases in available government funding; changes in government programs or applicable requirements; budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies; influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers; changes in our ability to successfully compete for and receive task orders and generate revenue under Indefinite Delivery/Indefinite Quantity contracts; our ability to realize the benefits of the strategic partnerships; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics, such as the coronavirus outbreak; increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as performance failures of our subcontractors; the rollout of the business and the timing of expected business milestones; the effects of competition on our future business; our ability to obtain and access financing in the future; and those factors discussed in the Company’s reports and other documents filed with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this presentation. We anticipate that subsequent events and developments will cause our assessments to change. However, we specifically disclaim any obligation to do so. Accordingly, undue reliance should not be placed upon the forward-looking statements. Non-GAAP Financial Information This presentation includes financial measures that are not in accordance with generally accepted accounting principles (“GAAP”), such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Recurring SG&A and Breakeven Revenue to Achieve Breakeven Adjusted EBITDA . We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time. Non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income items are excluded or included in determining these non-GAAP financial measures. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA is defined as net income (loss) before interest expense, interest income, income tax (benefit) expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for equity-based compensation, employer payroll taxes related to equity-based compensation, net increase in fair value of derivatives, restructuring charges, non-recurring integration costs and strategic initiatives, capital market advisory fees, commercial start-up costs, non-recurring litigation, transaction expenses and goodwill impairment. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of Revenue. Adjusted Gross Margin is defined as gross margin adjusted for equity-based compensation allocated to cost of revenues. Recurring SG&A is defined as Total SG&A adjusted for equity-based compensation allocated to selling, general and administrative expense, non-recurring integration costs and strategic initiatives, non-recurring litigation costs, and the write-off of bad debt from the Virgin Orbit bankruptcy. Breakeven Revenue to Achieve Breakeven Adjusted EBITDA is defined as Adjusted EBITDA divided by Adjusted Gross Margin, followed by the addition of Revenues. Reconciliations to the most directly comparable GAAP measures are provided in the Appendix to this presentation. Page 6

Appendix

BigBear.ai

Adjusted EBITDA Calculation

Key Metric: ($ thousands)	2Q 22	3Q 22	4Q 22	1Q 23	2Q 23	3Q 23	4Q 23	1Q 24
Revenue	37,613	40,651	40,357	42,154	38,459	33,988	40,563	33,121
Net loss	**(56,844)**	**(16,110)**	**(29,895)**	**(26,214)**	**(16,895)**	**3,999**	**(21,256)**	**(125,147)**
Interest expense	3,554	3,557	3,770	3,556	3,560	3,540	3,544	3,555
Interest income	-	-	-	-	-	(86)	(306)	(447)
Income tax (benefit) expense	(1,820)	252	(226)	59	(3)	(5)	50	(14)
Depreciation & amortization	1,954	2,038	1,994	1,986	1,979	1,971	1,965	2,439
EBITDA	**(53,156)**	**(10,263)**	**(24,357)**	**(20,613)**	**(11,359)**	**9,419**	**(16,003)**	**(119,614)**
Adjustments:								
Equity-based compensation	5,080	2,222	(295)	3,805	3,994	4,793	6,079	5,156
Employer payroll taxes related to equity-based compensation	-	-	-	183	174	8	75	664
Net increase (decrease) in fair value of derivatives	(199)	(102)	(27)	10,567	3,121	(15,659)	9,395	23,992
Restructuring charges	-	1,562	2,641	755	25	-	42	860
Non-recurring integration costs and strategic initiatives	2,024	2,075	781	1,508	813	159	545	1,334
Capital market advisory fees	38	-	-	-	-	-	-	-
Commercial start-up costs	3,063	-	-	-	-	-	-	-
Non-recurring litigation	-	-	-	-	-	-	2,250	(121)
Transaction expenses	186	566	454	-	-	1,437	1,284	1,103
Goodwill impairment	35,252	-	18,292	-	-	-	-	85,000
Adjusted EBITDA	**(7,712)**	**(3,940)**	**(2,511)**	**(3,795)**	**(3,232)**	**157**	**3,667**	**(1,626)**
Gross Margin	**25.5%**	**28.9%**	**29.2%**	**24.2%**	**23.3%**	**24.7%**	**32.1%**	**21.1%**
Net Loss Margin	**(151.1%)**	**(39.6%)**	**(74.1%)**	**(62.2%)**	**(43.9%)**	**11.8%**	**(52.4%)**	**(377.8%)**
Adjusted EBITDA Margin	**(20.5%)**	**(9.7%)**	**(6.2%)**	**(9.0%)**	**(8.4%)**	**0.5%**	**9.0%**	**(4.9%)**

BigBear.ai

Recurring SG&A Calculation

Key Metric: ($ thousands)	2Q 22	3Q 22	4Q 22	1Q 23	2Q 23	3Q 23	4Q 23	1Q 24
Selling, general and administrative	26,952	20,233	15,570	20,362	16,930	15,533	18,232	16,948
Equity-based compensation allocated to selling, general and administrative expense	(3,928)	(1,635)	1,279	(2,803)	(2,319)	(3,071)	(3,156)	(2,171)
Non-recurring integration costs and strategic initiatives	(2,024)	(2,075)	(781)	(1,508)	(813)	(159)	(545)	(1,334)
Non-recurring litigation	-	-	-	-	-	-	(2,250)	121
Write-off of Bad Debt - Virgin Orbit Bankruptcy	-	-	-	(750)	(675)	(50)	-	-
Adjusted (recurring) selling, general and administrative expenses	**21,000**	**16,523**	**16,068**	**15,301**	**13,123**	**12,253**	**12,281**	**13,564**

Breakeven Revenue to Achieve Breakeven Adjusted EBITDA Calculation

Key Metric: ($ thousands)	2Q 22	3Q 22	4Q 22	1Q 23	2Q 23	3Q 23	4Q 23	1Q 24
Revenues	37,613	40,651	40,357	42,154	38,459	33,988	40,563	33,121
Gross Margin ($)	**9,590**	**11,751**	**11,785**	**10,213**	**8,963**	**8,409**	**13,016**	**6,986**
Gross Margin (%)	**25.5%**	**28.9%**	**29.2%**	**24.2%**	**23.3%**	**24.7%**	**32.1%**	**21.1%**
Equity-based compensation allocated to cost of revenues	1,009	571	892	874	1,442	1,498	1,632	2,653
Adjusted Gross Margin ($)	**10,559**	**12,322**	**12,677**	**11,087**	**10,405**	**9,907**	**14,648**	**9,639**
Adjusted Gross Margin (%)	**28.2%**	**30.3%**	**31.4%**	**26.3%**	**27.1%**	**29.1%**	**36.1%**	**29.1%**
Adjusted EBITDA	(7,712)	(3,940)	(2,511)	(3,795)	(3,232)	157	3,667	(1,626)
/ Adjusted Gross Margin %	28.2%	30.3%	31.4%	26.3%	27.1%	29.1%	36.1%	29.1%
Additional Revenue Required to Achieve Breakeven Adjusted EBITDA	27,368	12,998	7,994	14,440	11,946	(539)	(10,155)	5,587
Revenues	37,613	40,651	40,357	42,154	38,459	33,988	40,563	33,121
Total Revenue to Achieve Breakeven Adjusted EBITDA	**64,981**	**53,649**	**48,351**	**56,594**	**50,405**	**33,449**	**30,408**	**38,708**